                                                                    Exhibit 12.1

                            ALAMOSA (DELAWARE), INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)                                              1999        2000        2001       2002         2003
                                                                 ----------------------------------------------------------

Fixed Charges
      Interest expense                                              2,641      25,775      81,730     102,863      99,914
      Capitalized interest                                            657        --         1,752         265        --
      Rental expense                                                  618       1,965       8,260      10,735      10,678
                                                                 ----------------------------------------------------------
      Total Fixed Charges                                           3,916      27,740      91,742     113,863     110,592
                                                                 ==========================================================

Earnings
      Net Loss before income taxes                                (32,836)    (80,189)   (227,864)   (469,848)    (94,822)
      Fixed Charges                                                 3,916      27,740      91,742     113,863     110,592
      Capitalized interest                                           (657)       --        (1,752)       (265)       --
                                                                 ----------------------------------------------------------
      Earnings                                                    (29,577)    (52,449)   (137,874)   (356,250)     15,770

      Earnings to Fixed Charges                                      --          --          --          --          0.14%

      Deficiency                                                   33,493      80,189     229,616     470,113      94,822